Exhibit 16.1

June 9, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Yimutian Inc.(“the Company”) and, under the date of December 22, 2023, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2022. On May 8, 2025, we were dismissed.

We have read the Company’s statements under “Change in Registrant’s Certifying Accountant” on its Form F-1 dated June 9, 2025 and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that:

1) On May 8, 2025, the Company engaged Assentsure PAC, or Assentsure, as its independent registered public accounting firm.

2) The change of auditors was approved by the Company’s board of directors, or

3) During the two fiscal years ended December 31 2024 and the subsequent interim period through May 8, 2025, neither the Company nor any person on behalf of the Company consulted with Assentsure regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by Assentsure that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) and the related instructions to Item 16F of Form 20-F, or reportable event as that term is defined in Item 16F(a)(1)(v) of Form 20-F.

Very truly yours,

/s/ KPMG Huazhen LLP